EXHIBIT 99.1

Question and Answer Portion of the
National Penn Bancshares, Inc. 4th Quarter/Year-End 2007
Earnings Conference
Tuesday, January 22, 2008 – 1:00 p.m. ET

Glenn Moyer; National Penn Bancshares; President & CEO
Michael Reinhard; National Penn Bancshares; GEVP & CFO
Michelle H. Debkowski; National Penn Bancshares; EVP & IR Officer

QUESTIONS AND ANSWER SEGMENT

Michelle Debkowski:  Thank you Glenn.  We had several questions presented during the webcast and Mike, I'll begin with you.  Mike, what is your outlook for the net interest margin given today’s rate cut?

Michael Reinhard:  Our interest rate risk model generally shows liabilities repricing to a greater extent than assets.  That's a good thing given today’s declining rate environment.  Our concern now is that in the current competitive market for deposits, we have not been able to move deposit rates downward to the extent that we assume in our models.  So the overall positive environment is being muted somewhat by the challenging deposit market.

Michelle Debkowski:  Mike, can you comment on the increase in other expenses?

Michael Reinhard:  As we mentioned in the presentation, excluding the insurance payment in 2006, year-over-year expenses were up only 1.86 percent.  However, on a linked-quarter basis, fourth quarter expenses were up by a wider margin due primarily to merger related expenses.

Michelle Debkowski:  Thank you Mike.  Glenn, a few questions for you concerning credit.  Has your watch list increased over the past quarter?

Glenn Moyer:  No, as a percent of total loans the watch list credits were flat.

Michelle Debkowski:  How was the construction loan portfolio performing?  In other words, the percent of non-performing assets?

Glenn Moyer:  We had only one non-performing asset at fiscal year-end ’07 that was from our construction portfolio.  That represented $3.2 million of the total $15.3 million in net non-performing assets.  Overall, we do continue to note a slowing sales pace in the residential construction credits in our portfolio.

Michelle Debkowski:  And any concentration, such as construction, on the watch list or a non-performing asset?

Glenn Moyer:  Let me just try and share a couple of numbers here that might be helpful in this question.  Commercial real estate non-performers equal 21.6 percent of total non-performing assets compared to 23 percent of total relationships.  As a percent of total watch loans, this again is commercial real estate as a percent of total watch loans, they are 15.64 percent.

Michelle Debkowski:  Glenn, a couple of questions concerning our stock.  Question came in from an individual that said I reported to the bank that illegal naked short selling was taking place in the bank stock.  What did you find out?  Could it have been the cause of the stock’s drop from 21 to 14, representing a one-third drop in the price?

Glenn Moyer:  Michelle, I'll make a couple of comments.  Short selling is not illegal but short selling with the intention of manipulating the stock price can be illegal, as I understand it.  Like many financial services companies, we have experienced a significant amount of short selling by persons who are anticipating that, under current market conditions, our stock price will go lower or go down.  We continue to monitor the situation but we do not believe the drop in our stock price can be attributed solely to short selling pressure.

Michelle Debkowski:  Another question concerning our stock.  The individual was concerned about the recent and continuing decline in the stock price, specifically it's rating a “four”, which equates to under perform the market.  “Is this caused by the continued selling of millions of dollars worth of the bank stock by virtually all of the bank’s executives officers during the past year?”  Please comment on this practice and the message it sends to our shareholders in the market.

Glenn Moyer:  We share -- the individual who asked this, we share your concern about the overall decline in all banking-related stock prices over the past year or so.  The entire sector of financial stocks is out of favor with the general equity market for a number of reasons.  We are working hard to keep our fundamentals as strong as possible, especially relative to our peers, as we work through this difficult operating environment.

With regard to the comment about sale of stock by bank executive officers during the past year,   I cannot comment on specifics.  What we stay focused on is how well our senior and executive officers meet the stock ownership guidelines established and monitored annually by a committee of our board.  In that regard I am aware of only one instance where a member of that group exercised an expiring option and sold the shares.  In that case, the option was about to expire and the resultant value of the sale was a very modest amount.  I believe our executive officers understand and seek to meet our stock ownership guidelines to the maximum extent possible, given their unique personal financial situations.

Michelle Debkowski:  Thank you Glenn.  Mike, a couple of questions back to you.  Mike, we received several questions related to unconsolidated investment income, salary and benefit expenses, and non- interest expenses as well as one time items that I think we have addressed previously.  But we also received a specific question on the sustainability of these items.  Can you comment on that, please?

Michael Reinhard: Yes, Michelle, due to the two acquisitions early this year, providing run rates for core National Penn would not be meaningful and, following our normal practice, we do not plan to disclose specific projected income or expense items for future periods.

Michelle Debkowski:  Thank you, and Mike, can you please comment on the reduction in taxes and the tax rate during the quarter?

Michael Reinhard: Yes.  The reduction in taxes during the fourth quarter is a result of tax return and year-end true-ups during the quarter.

Michelle Debkowski:  Glenn, a couple of questions for you again on credits and loan.  Could you comment on the increase in non-performing assets but under-providing relative to net charge-offs?

Glenn Moyer:  Michelle, we did provide approximately 69 cents for every dollar of charge-offs this year.  Our reserve relative to watch list credit, delinquencies and non-performing asset coverage remains strong compared to industry averages, and we believe appropriate given all of the metrics we use to determine the allowance that’s required.

Michelle Debkowski:  Is the 54 basis points of net charge-offs a good run rate for 2008?

Glenn Moyer:  No, we expect 2008 to be a 20 to 25 basis point net charge-offs expense year, which is consistent with our longer-term net charge-offs rate.

Michelle Debkowski:  Glenn, can you provide some color regarding recent results for Christiana and KNBT, particularly asset quality?

Glenn Moyer:  I don’t have those specifics but my sense is that the areas of challenge for National Penn are similar to those at Christiana and KNBT.  As I said, our integration teams are well involved with both companies and I expect this new transition based on our shared core values and the clear focus that we all have on the success of our clients.

Michelle Debkowski:  Glenn.  I will continue with a few more questions on lending.  In general, how is commercial loan demand?

Glenn Moyer:  Let me answer that by saying non-real estate commercial loan growth was 7.4 percent in 2007 and was driven in large part by a very active leveraged finance portfolio.  We expect 2008 to be similar or slightly down in comparison.

Michelle Debkowski:  Glenn.  What is the status of the two C&I non-accruals that totaled $3.3 million last quarter?

Glenn Moyer:  I got to tell you, hold on a second here.  Let me just see if I can .  I don’t know that I have the specifics on that.  I am sorry.

Michelle Debkowski:  What does our watch list look like today compared with third quarter?  Any concerns with Christiana or KNBT?

Glenn Moyer:  Yeah.  On that one, actually our watch list is virtually the same as it was in September.  Basically you know, 3.1 percent of total loans versus about 3.1 percent at 9/30 of ’07.

Michelle Debkowski:  Mike, have you seen an easing in deposit competition in the fourth quarter?

Michael Reinhard:  No we haven’t.  It's been a very challenging market with rates remaining sticky high.  We will see what recent developments such as today’s rate decrease and last week's acquisition of Countrywide by Bank of America do to the competitive environments and deposit rates.

Michelle Debkowski:  And Mike how will the acquisition of KNBT affect our interest rate sensitivity and gap?

Michael Reinhard:  We’ve taken a look at our combined interest rate risk position with KNBT and we believe that there will be no material change to our current positions.

Michelle Debkowski:  What was the $2.5 million gain from equity in unconsolidated investments?  Is this the same as the gain taken in the fourth quarter of 2006 and is it likely to repeat in 2008?

Michael Reinhard: As noted in our presentations, this amount is actually less than the $2.67 million recorded in the fourth quarter 2006.  As we said in earlier presentations, the gains from these investments are somewhat recurring but totally unpredictable.

Michelle Debkowski:  Thank you, Mike and one last question for you, Glenn, who will win the Super Bowl?

Glenn Moyer:  You know, there you are.  This is the one that's closest, is a clear forward-looking statement, but I’ve got to go with perfection in New England, but it could be close.

Michelle Debkowski:  This concludes our presentation.  Thank you for joining us.